Exhibit 23.1

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Ucommune International Ltd on Form F-1/A（Amendment No.2）(File No. 333-252271) of our report dated August 19, 2020, with respect to our audits of the combined and consolidated financial statements of Ucommune Group Holdings Limited as of December 31, 2018 and 2019 and for the years ended December 31, 2018 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

January 28, 2021

www.marcumbp.com